Exhibit 10.2

Execution Version

Dated 4 August 2021

COLLABORATION AGREEMENT

In relation to a Pasithea clinic at

Zen Baker Street Clinic, 3d Baker Street, London W1U 8ED

(1) PASITHEA THERAPEUTICS LIMITED

and

(2) PORTMAN HEALTH LTD

This agreement is dated 4 August 2021

BETWEEN:

(1)	PASITHEA THERAPEUTICS LIMITED incorporated and registered in England and Wales with company number 12621714 whose registered office is at Scottish Provident House, 1st Floor, 76-80 College Road, Harrow, England, HA1 1BQ (Pasithea)

(2)	PORTMAN HEALTH LTD incorporated and registered in England and Wales with company number 11077807 whose registered office is at 3d Baker Street, London W1U 8ED (Portman)

BACKGROUND:

(A)	Pasithea has developed a branded booking system for patients interested in ketamine infusion treatment (the Treatments).

(B)	Portman operates a health clinic at 3d Baker Street, London W1U 8ED known as Zen Baker Street Clinic (the Clinic).

(C)	Pasithea and Portman have agreed to collaborate on the provision of the Treatments at the Clinic on the terms of this Agreement.

(D)	This Agreement replaces all prior agreements between the parties with respect to this collaboration.

AGREED TERMS:

1.	Interpretation

1.1.	The definitions and rules of interpretation in this clause apply in this Agreement.

Agreement means the date at the beginning of this agreement;

Business Day means a day other than a Saturday, Sunday or bank or other public holiday in England;

Clinic means Zen Baker Street Clinic, 3d Baker Street, London W1U 8ED; Commencement Date means the date set out on the first page of this Agreement; CQC means the Quality Care Commission;

Group Company means in relation to either Party, any of such Party’s Subsidiaries or Holding Companies from time to time, or any Subsidiary from time to time of any such Holding Company, and Group Companies shall be construed accordingly;

Intellectual Property Rights means all rights available for the protection of any discovery, invention, name, design, process or works in which copyright subsists and all patents, copyrights, registered designs, design rights, trade marks, service marks, trade secrets, other unpublished information and other forms of protection from time to time subsisting in relation to the same, including the right to apply for any such protection;

Key Employee means any person who immediately prior to termination of this Agreement worked on the Project and was a management level employee of either Party, or who was in a position from which he or she had access to confidential information of that Party to a material extent (other than employees with purely clerical or secretarial roles);

LCIA means the London Court of International Arbitration;

LCIA Rules means the rules of the LCIA;

Party means either Pasithea or Portman, together the ‘Parties’;

Project means the collaboration between the Parties described in Clause 2.1;

Subsidiary and Holding Company in relation to a company means, respectively, ’subsidiary’ and ‘holding company’ as defined in section 1159 Companies Act 2006;

Treatments means ketamine infusion treatments and any other treatments agreed by the parties from time to time; and

Website means the website and online booking system referred to at clause 4.1(c).

1.2.	Clause and paragraph headings shall not affect the interpretation of this Agreement.

1.3.	References to clauses are to the clauses of this Agreement and references to paragraphs are to paragraphs of the Schedule.

1.4.	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns.

1.5.	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6.	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7.	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8.	A reference to any party shall include that party’s personal representatives, successors and permitted assigns.

1.9.	A reference to writing or written includes fax and email.

1.10.	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.11.	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.12.	Any reference to this Agreement terminating shall, where the context requires, include a reference to this Agreement terminating by expiry.

2.	Purpose of collaboration

2.1.	The Parties agree to collaborate with each other in relation to the provision of the Treatments at the Clinic on the terms and conditions set out in this Agreement.

3.	Commencement and duration

3.1.	This Agreement shall commence on the Commencement Date.

3.2.	Unless terminated earlier in accordance with clause 15 (Termination) or this clause 3.2,

(a)	this Agreement shall continue for an initial term of two (2) years (Initial Term) from the Commencement Date; and

(b)	following the end of the Initial Term, this Agreement shall automatically continue unless either Party gives the other Party at least three (3) months written notice of termination and provided that such notice of termination may not be given during the Initial Term.

4.	Pasithea’s obligations

4.1.	Pasithea shall:

(a)	Market the Treatments to the extent permitted by the law;

(b)	Arrange and pay for the fit-out of the consulting room at the Clinic, to a specification to be agreed between the parties;

(c)	Develop operate and maintain a website for the Treatments to include online booking and payment for the Treatments (the Website);

(d)	make bookings for and take payment from patients through the Website;

(e)	provide all equipment necessary for the provision of the Treatments; and

(f)	employ or engage customer service advisors and representatives to arrange and make bookings and to liaise with staff and clinicians employed or engaged by Portman.

5.	Portman’s obligations

5.1.	Portman shall:

(a)	provide consulting and treatment rooms at the Clinic;

(b)	apply for registration (or, if and to the extent Portman is already registered with the CQC, vary its registration with the CQC) and maintain such registration for the provision of the Treatments at the Clinic;

(c)	employ or engage suitably licensed and qualified staff, including a psychiatrist and anaesthetist or such other clinicians as the Parties may agree, for the assessment of patients and provision of Treatments;

(d)	assess patients for their suitability for the Treatments, and if appropriate;

(e)	administer the Treatments to patients at the Clinic;

(f)	maintain the equipment in accordance with requirements of the CQC;

(g)	provide all ketamine for intravenous administration and saline necessary for the assessment of patients and provision of the Treatments; and

(h)	provide all other pharmaceuticals (other than the ketamine and pharmaceuticals referred to in clause 5.1(g) above) necessary for the assessment of patients and provision of the Treatments.

5A	Review of this Agreement

5A.1	The parties agree that their intention is that in the future Pasithea shall operate standalone Pasithea clinics and, subject to registration with the CQC and obtaining all relevant licences, provide the Treatments at such clinics. Accordingly, the parties agree to periodically review this Agreement and to make such amendments to this Agreement including as to apportionment to reflect the establishment and operation of any future Pasithea clinics.

6.	Apportionment of income

6.1.	All revenue less the amounts referred to in clause 6.4 and which results from the provision of the Treatments (whether or not the patients were introduced by Pasithea) shall be split in the following proportions:

(a)	Portman: 70%

(b)	Pasithea: 30%

6.2.	Pasithea shall not be entitled to any proportion of fees paid by patients introduced by Pasithea for treatments other than the Treatments.

6.3.	Each Party shall bear its own costs of or in connection with the preparation and execution of this Agreement.

6.4.	Pasithea shall pay to Portman an amount equal to the cost actually incurred by Portman for the engagement of any psychiatrist and anaesthetist referred to in clause 5.1(c) of this Agreement.

7.	Parties’ responsibilities

7.1.	Each party shall in relation to its obligations under this Agreement:

(a)	use reasonable care and skill in performing such obligations;

(b)	comply with good industry practice;

(c)	comply with all laws applicable to it; and

(d)	obtain and maintain consents, licences and permissions (statutory, regulatory, contractual or otherwise) that are necessary to enable it to comply with such obligations.

7.2.	Each party shall ensure that any employees or agents it uses in performing its obligations are suitably qualified, licenced and experienced.

7.3.	To enable the parties to maximise the benefits of their collaboration, each party shall:

(a)	engage the other in planning discussions in relation to the Project from time to time;

(b)	keep the other party informed about its own progress in relation to the Project; and

(c)	facilitate regular discussions between appropriate members of its personnel and those of the other party in relation to each Project, including in relation to:

(i)	performance and issues of concern in relation to each Project;

(ii)	new developments and resource requirements;

(iii)	compliance with deadlines; and

(iv)	such other matters as may be agreed between the parties from time to time.

7.4.	Each party shall:

(a)	supply to the other party information and assistance reasonably requested by it relating to a Project as is necessary to enable that other party to perform its own obligations in relation to the Project; and

(b)	review documentation, including draft specifications or service descriptions or other technical documentation, for use when performing its obligations in relation to a Project (if any), as soon as reasonably practicable at the request of the other party, and notify it of any errors or incorrect assumptions made in any such documents so far as it is aware.

8.	Invoicing and payment

8.1.	Pasithea shall invoice and take payment from patients for the Treatments in advance of the Treatments being provided.

8.2.	Portman shall invoice Pasithea on a monthly basis for the costs referred to in clause 6.4 of this Agreement.

8.3.	Portman shall invoice Pasithea on a monthly basis for 70% of their share of revenue as set out at clause 6.1.

8.4.	A party shall pay an invoice issued to it in accordance with this Agreement within 30 days of the date of receiving the invoice.

8.5.	If a party fails to make a payment due to the other Party under this Agreement by the due date, then, without limiting the other party’s remedies, the defaulting party shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment.

8.6.	Interest under this clause will accrue each day at 4% a year above the Bank of England’s base rate from time to time, but at 4% a year for any period when that base rate is below 0%.

9.	Intellectual property rights

9.1.	Each Party shall for the duration of this Agreement and indefinitely thereafter, to the exclusion of the other Party:

(a)	remain the owner of all Intellectual Property Rights it owns at the date of this Agreement in any materials which it has created, including without limitation the Intellectual Property Rights described in Schedule 4; and

(b)	reserve all of its rights in or to all Intellectual Property Rights at the date of this Agreement in materials created by a third party who has been commissioned by such Party, including without limitation the Intellectual Property Rights described in Schedule 4.

9.2.	Subject and without prejudice to Clause 8.1, Pasithea grants to Portman for the duration of this Agreement a licence and right to use solely for the purposes of the Project the right to use the name Pasithea in relation to the Treatments.

9.3.	All Intellectual Property in the Website shall be the property of Pasithea.

10.	Data protection

10.1.	Each party shall comply with all applicable data protection legislation with respect to their obligations under or in relation to this Agreement (including the Data Protection Act 2018, UK GDPR (being the General Data Protection Regulation 2017/679 as retained in UK law following the 1 January 2021)) (Data Protection Laws). In this clause 10, controller, data subject, personal data breach, processor, processing shall bear the meaning given in the UK GDPR. This clause is in addition to, and does not relieve, remove or replace, a Party’s obligations or rights under Data Protections Laws.

10.2.	The parties have determined that, for the purposes of Data Protection laws:

(a)	each Party is an independent controller with respect to the operation of this Agreement and the processing of data of staff and/or suppliers of each Party; and

(b)	Portman is a controller and Pasithea is a processor with respect to the processing of patient data.

10.3.	The parties shall keep the determination set out in clause 10.2 and all data processing under this Agreement under review and agree to make such changes to such Agreement to reflect the data processing that may arising as a consequence of this Agreement.

10.4.	If and to the extent that either Party acts as a controller, such controller shall ensure it has a lawful basis and has obtained all necessary consents, if required, and/or provided all notices for such processing and so as to enable the lawful transfer of the personal data (including sensitive personal data as defined by the Data Protection Act 2018) of their staff or clients to the other Party (or to third parties to whom that other Party has engaged for the purposes of this Agreement including sub-processors, where relevant) for the duration of this Agreement.

10.5.	If and to the extent that either Party acts as a processor, such processor shall: (i) process such personal data only on documented instructions from the controller unless required to do otherwise under Data Protection Laws or laws of England and Wales, in which case the processor shall inform the controller of that legal requirement unless prohibited by law; (ii) ensure that persons authorised to process the personal data have committed themselves to or are subject to confidentiality obligations; (iii) take all appropriate technical and organisational measures required under Article 32 of UK GDPR; (iv) be permitted to transfer personal data outside of the UK provided that it has provided appropriate safeguards under Data Protection Laws; (v) assists the controller, at the controller’s costs, in responding to any request from any data subject and in ensuring compliance under the Data Protection Legislation with respect to security, breach notifications, impact assessments and consultations with any supervisory authority; (vi) notify the controller without undue delay on becoming aware of a personal data breach; (vii) at the written direction of the controller, delete or return personal data on termination of this Agreement unless required by UK to store the personal data; and (viii) make available to the controller all necessary information to demonstrate compliance with the obligations in Article 28 of the UK GDPR and allow for audits by the controller or the controller’s designated auditor and immediately inform the controller if, in the opinion of the Provider, an instruction infringes Data Protection Legislation. The controller consents to the processor appointing a third party processor on the terms substantially similar to those set out in this clause 10.5.

11.	Confidentiality

11.1.	Each Party will keep confidential any information relating to the other Party that is provided or otherwise accessed in the course of this Agreement or otherwise in relation to the Project. Neither Party shall disclose any information of the other Party without the consent of that Party, except in order to comply with law or regulation or the order of a court of competent jurisdiction or as required in connection with legal proceedings relating to or arising out of this Agreement.

11.2.	Subject to Clause 10.3, the Parties will keep confidential any information about the Project and neither Party shall disclose any information in relation to the Project without the consent of the other Party.

11.3.	Clause 10.2 shall not prevent the disclosure by either Party of any information:

(a)	relating to the Project which is reasonably disclosed for the furtherance of the Project, except insofar as that information relates to the other Party, provided that the disclosing party takes all steps that are commercially practicable to preserve the confidentiality of the information; or

(b)	in order to comply with law or regulation or the order of a court of competent jurisdiction or as required in connection with legal proceedings relating to or arising out of this Agreement.

11.4.	The Parties’ obligations under this Clause 10 shall continue for the duration of this Agreement and shall survive termination of this Agreement unless or until the information concerned becomes public knowledge or is otherwise in the public domain through no fault of the Party bound to keep its confidentiality under this Clause 11.

11.5.	For the avoidance of doubt, the restrictions in this Agreement shall not apply to any information that was known by or in the possession of either Party prior to the date of this Agreement.

12.	Restrictive covenants

12.1.	Each Party covenants that it will not, save with the prior written consent of the other Party (to be given or withheld at such other Party’s absolute discretion) for the duration of this Agreement and for 12 months following the termination of this Agreement solicit or try to solicit the employment or engagement of any Key Employee involved in the Project (whether or not such person would thereby breach their own contract of employment or engagement).

12.2.	The covenants in this Clause 12 apply to actions carried out by the Parties in any capacity and whether directly or indirectly, by or on behalf of that Party, on behalf of any person other than that Party, or jointly by that Party with any other person.

12.3.	The restrictions in this Clause 12 are considered by the Parties to be reasonable.

12.4.	The provisions of this Clause 12 shall be severable and if any provision is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law.

13.	Insurance

During the term of this Agreement and for a period of 6 years thereafter, Portman shall, prior to commencing Treatments, obtain and maintain in force, with a reputable insurance company, professional indemnity insurance in an amount not less than £5M and shall, on Pasithea’s request, produce both the insurance certificate giving details of cover and the receipt for the current year’s premium.

14.	Relationship between the parties

14.1.	This Agreement relates only to the purpose set out in Clause 2.

14.2.	No relationship of agency, joint venture or partnership shall exist or be deemed to exist between the Parties and, except as explicitly provided herein, no Party shall have the authority to bind the other Party without that other Party’s prior written approval.

15.	Termination

15.1.	Notwithstanding Clause 3, either Party (the ‘Non-Defaulting Party’) may terminate this Agreement immediately at any time by giving written notice to the other Party in the event that:

(a)	such other Party or any of its employees, officers or agents, commits any serious or persistent default or breach of any obligation under this Agreement which is either not capable of remedy or which, if capable of remedy, has not been remedied within 21 days of such default or breach having been notified to such other Party;

(b)	such other Party or any Group Company of such other Party is convicted of a criminal offence which materially and adversely affects the Project or the business or reputation of the Non-Defaulting Party;

(c)	such other Party has committed any act of fraud or dishonesty;

(d)	such other Party or any Group Company of such other Party has done anything with the intention of bringing the Non-Defaulting Party or any of its Group Companies into disrepute; or

(e)	such other Party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or (being a company or limited liability partnership) is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 as if the words “it is proved to the satisfaction of the court” did not appear in sections 123(1)(e) or 123(2) of the Insolvency Act 1986;

(f)	if the other party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors other than (being a company) for the sole purpose of a scheme for a solvent amalgamation of that other party with one or more other companies or the solvent reconstruction of that other party;

(g)	if a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that other party (being a company, limited liability partnership or partnership) other than for the sole purpose of a scheme for a solvent amalgamation of that other party with one or more other companies or the solvent reconstruction of that other party;

(h)	if an application is made to court, or an order is made, for the appointment of an administrator, or if a notice of intention to appoint an administrator is given or if an administrator is appointed, over the other party (being a company);

(i)	if the holder of a qualifying floating charge over the assets of that other party (being a company) has become entitled to appoint or has appointed an administrative receiver;

(j)	if a person becomes entitled to appoint a receiver over the assets of the other party or a receiver is appointed over the assets of the other party;

(k)	if any event occurs, or proceeding is taken, with respect to the other party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in clause (e)15.1(e) to clause 15.1(j) (inclusive);

(l)	if the other party suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business;

(m)	if there is a change of control of the other party; or

(n)	if Portman ceases to be lawfully able to provide the Treatments.

15.2.	Termination of this Agreement shall not prejudice or affect the rights of either Party against the other regarding any breach of this Agreement or in respect of any monies payable by one Party to the other for the period prior to termination.

15.3.	As soon as reasonably practicable after termination of this Agreement, each Party shall deliver up to the other Party or destroy all materials provided by the other Party, together with any copies which remain in its possession, power or control, unless required in order to comply with any law or regulation or the order of a court of competent jurisdiction.

15.4.	Any termination under this Clause 15 shall be without prejudice to the provisions of this Agreement which are expressed to have effect notwithstanding that termination, and to any claims under this Agreement which either Party may have against the other and which subsist immediately prior to that termination.

16.	Notices

16.1.	Any notice or communication to a Party under this Agreement shall be in writing and shall be delivered either:

(a)	by hand, first class post or courier to the address set out in this Agreement; or

(b)	by email to the email address of such party set out below:

(i)	Pasithea – craig@bonsaicap.com

(ii)	Portman – yassine@zenhealthcare.co.uk

16.2.	A notice or communication delivered by hand or by courier is deemed to have been received:

(a)	when delivered, if delivered before 6pm on a Business Day; or

(b)	on the first Business Day following delivery, if delivered on or after 6pm on a Business Day or if delivered on a day which is not a Business Day.

16.3.	A notice or communication sent by first class post is deemed to have been received on the second Business Day falling after the day on which it is posted.

16.4.	A notice or other communication sent by email is deemed to have been received:

(a)	upon delivery to the recipient’s server, if transmitted before 6pm on a Business Day without apparent error in the operation of the sender’s email system; or

(b)	on the first Business Day following delivery to the recipient’s server, if transmitted on or after 6pm on a Business Day or if transmitted on a day which is not a Business Day, in either case without apparent error in the operation of the sender’s email system.

17.	Dispute Resolution

17.1.	Any dispute relating to this Agreement which cannot be resolved by negotiation between the Parties within 28 days of either Party having given notice to the other Party that a dispute has arisen shall be submitted to mediation pursuant to LCIA Rules.

18.	Assignment and other dealings

18.1.	Neither party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this Agreement without the prior written consent of the other party.

19.	Variation

19.1.	No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

19.2.	Any variation of this Agreement agreed by the parties in accordance with clause 19.1 shall be deemed to apply to all future Project Schedules entered into after the date of such variation, but shall not apply to Project Schedules already in force at that date unless such variation specifically so provides.

20.	Severance

20.1.	If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

20.2.	If one party gives notice to the other of the possibility that any provision or part-provision of this Agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

21.	Rights and remedies

The rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

22.	Counterparts

22.1.	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

22.2.	Transmission of the executed signature page of a counterpart of this Agreement by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this aAgreement. If this method of delivery is adopted, without prejudice to the validity of the Agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

22.3.	No counterpart shall be effective until each party has executed at least one counterpart.

23.	Third party rights

23.1.	This Agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

23.2.	The rights of the parties to rescind or vary this Agreement are not subject to the consent of any other person.

24.	Further assurance

Each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement.

25.	Costs

Each party shall pay its own costs incurred in connection with the negotiation, preparation, and execution of this Agreement.

26.	Entire agreement

26.1.	This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter, including any agreements signed or purported to be executed as to this collaboration prior to the date of this Agreement in 2020 or 2021.

26.2.	Each party agrees that it shall have no remedies in respect of any representation or warranty (whether made innocently or negligently) that is not set out in this Agreement. No party shall have any claim for innocent or negligent misrepresentation based on any statement in this Agreement.

27.	Governing law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

28.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This Agreement has been entered into on the date stated at the beginning of it.

Signed for and on behalf of	/s/ Craig Auringer
Pasithea Therapeutics Limited	Director

Signed for and on behalf of	/s/ Haidar Al-Muaathen
Portman Health Limited	Director